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                                                                   EXHIBIT 10.12

This Agreement made effective the 1st date of April 2003

By and Among:

            EmCare Holdings, Inc., a Delaware corporation ("EmCare")

                                       and

                         Don S. Harvey (the "Executive")

WHEREAS, EmCare desire that the Executive enter into employment with EmCare and the Executive desires to be employed by EmCare;

NOW THEREFORE, the parties have agreed that the terms and conditions of the relationship shall be as follows:

ARTICLE 1 -- DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

(a) "Agreement" means this employment agreement, as amended from time to time.

(b) "Base Salary" means the salary of record paid to the Executive as annual salary, and as further indicated in paragraph (a) of Article 4 (Compensation).

(c)      "CEO" shall mean the Chief Executive Officer of EmCare.

(d)      "Cause" means the Executive's:

         (i) Willful and continued failure to perform substantially the Executive's duties with EmCare;, which failure is not cured within thirty (30) days after EmCare delivers to the Executive written demand for substantial performance, specifically identifying the manner in which the Executive has not substantially performed his duties;

         (ii)     Conviction of an indictable offense; or

         (iii) Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to EmCare.


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         For purposes of this paragraph and Article 13, no act or omission by the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of EmCare.

(e)      "Effective Date" means April 1, 2003.

(f) "EmCare" shall mean EmCare Holdings, Inc., a Delaware corporation. and a wholly owned subsidiary of LINC.

(g)      "Executive" shall mean Mr. Don S. Harvey.

(h) "LINC" shall mean Laidlaw Inc., a corporation incorporated under the laws of Canada, including any and all subsidiaries (other EmCare) or any successor thereto.

(i)      "Committee" shall mean the Compensation Committee of Board LINC.

ARTICLE 2 -- TERM OF THE AGREEMENT

The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Article 6 hereof.

ARTICLE 3 -- TITLE; COMMENCEMENT OF EMPLOYMENT; REPORTING

The Executive shall serve as the President and Chief Operating Officer of EmCare. The Executive's employment shall commence on the Effective Date. The Executive shall report to the CEO of EmCare.

ARTICLE 4 -- COMPENSATION

(a) Unless otherwise provided, all dollar amounts set forth in this Agreement shall be in United States Dollars. The Base Salary of the Executive for his services shall be at the annualized rate of $375,000. The Base Salary shall be paid equally over twenty-four equal pay periods consistent with EmCare's policy. The Base Salary shall be reviewed annually during LINC's normal review period. The review will be undertaken by assessing the Executive's achievement of the overall objectives established by the CEO in consultation with the Executive and with regard to the market rates of remuneration paid for similar duties and responsibilities.

(b) The Executive will be eligible to participate in a short term incentive plan. For fiscal years commencing September, 2002 and thereafter, the Executive's target bonus under such plan shall be 50% of Base Salary and the maximum bonus shall be 100% of Base Salary. The Executive's right to receive any bonus under such plan shall be determined

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         based on qualitative and quantitative measurements established by the
         CEO and the Committee after consultation with the Executive and as set forth in accordance with such plan.

(c) The Executive shall participate in The Supplemental Executive Retirement Plan (the "Supplemental Plan") sponsored by LINC for the benefit of its U.S. employees, for so long as LINC maintains such plan.

(d) Upon (1) a Sale of EmCare (as defined in this paragraph (e)) or (2) an IPO of EmCare Stock (as defined in this paragraph (e)), the Executive shall be entitled to the EmCare Bonus (as defined in this paragraph
         (e)) if the Value of EmCare (as defined in this paragraph (e)) exceeds $125 million and if the Executive remains employed under this Agreement upon the occurrence of the event described in (1) or (2).

         In the event of a Sale of EmCare, the EmCare Bonus shall be paid in a lump sum in cash as soon as practicable after the Sale of EmCare; provided, however, that such payment shall be made no later than the 90th day following the Sale of EmCare. In the event of an IPO of EmCare Stock, the EmCare Bonus shall be paid as soon as practicable after the IPO of EmCare Stock (but in no event later than 90 days following the IPO of EmCare Stock) and shall be paid in a lump sum in cash or, if mutually agreed by EmCare and the Executive, in the form of (A) an option to purchase EmCare common stock, which option shall have a value equal to the EmCare Bonus, (B) other equity-based awards relating to EmCare common stock, which awards shall have a value equal to the EmCare Bonus, or (C) a combination of cash, stock options described in clause (A) or awards described in clause (B).

         For purposes of this paragraph (e):

         (i) "Sale of EmCare" shall mean the disposition by LINC of 50% or more of its ownership interest in EmCare in a transaction involving the receipt of consideration by LINC, or the sale of all or substantially all of the assets of EmCare in a transaction involving the receipt of consideration by LINC or EmCare.

         (ii) "IPO of EmCare Stock" shall mean an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933 covering the offer and sale of the shares of common stock of EmCare for the account of EmCare or LINC.

         (iii)    "Value of EmCare" shall mean:

                  (I) with respect to a Sale of EmCare, the enterprise value of EmCare at the time of such sale, less (x) third party debt incurred in the ordinary course of business of EmCare that is not assumed by the acquiror, (y) normal and

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                           customary transaction closing expenses and (z) all
                           payments made to EmCare employees that are triggered by the Sale of EmCare;

                  (II) with respect to an IPO of EmCare Stock, the product of (x) the average closing price of a share of common stock of EmCare for the twenty (20) trading days immediately following an IPO of EmCare Stock, as reported in the Wall Street Journal and (y) the total number of outstanding shares of common stock of EmCare on the date of the IPO of EmCare Stock, such product to be reduced by commissions and normal and customary transaction closing expenses incurred in connection with the IPO of EmCare Stock; and

         (iv) "EmCare Bonus" shall mean an amount equal to 2% of the amount by which the Value of EmCare exceeds $125 million.

ARTICLE 5 -- BENEFITS

(a)      AUTOMOBILE

         EmCare shall provide the Executive with a monthly allowance of One Thousand Dollars ($1,000.00) for expenses incurred by the Executive for an automobile and (ii) reimburse the Executive for expenses incurred by the Executive in connection with the related operating expenses for such automobile, provided that the Executive provides an itemized written account and receipts acceptable to EmCare and approved by the CEO.

(b)      EXPENSES

         It is understood and agreed that the Executive will incur expenses in connection with his duties under this Agreement, including, but not limited to, travel expenses, home facsimile expenses, personal computer expenses and telephone expenses. EmCare shall reimburse the Executive for any such expenses provided that the Executive provides an itemized written account and receipts acceptable to EmCare and approved by the CEO.

(c)      VACATION

         The Executive shall be entitled to four (4) weeks vacation during each calendar year, pro-rated, however, for 2003 based on the number of days remaining in 2003 after the date of this Agreement divided by 365. The vacation shall be taken at the discretion of the Executive with the understanding that the Executive will take into account business needs and operations in scheduling vacation.

(d)      WELFARE BENEFITS

         EmCare shall provide to the Executive welfare benefit coverages (such as medical insurance, dental insurance, short and long-term disability insurance and group term life insurance) in accordance with employee benefit plans and policies maintained EmCare for the benefit of employees EmCare, and as amended from time to time; provided, however, EmCare shall reimburse the Executive for premiums paid by the Executive, if any, for coverage under such employee benefit plans and policies. Further, EmCare shall provide the Executive with additional term life insurance that, in conjunction with

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         coverage under the group life insurance programs provided to the
         Executive, provides coverage in an amount equal to three (3) times the Executive's Base Salary.

(e)      CLUB MEMBERSHIP

         EmCare shall reimburse the Executive for up to an aggregate amount of Fifty Thousand Dollars ($50,000.00) of expenses incurred by the Executive for the initial membership fees associated with joining business or recreational clubs that the Executive will use in connection EmCare's business. EmCare shall reimburse the Executive for up to an aggregate annual amount of $10,000 of expenses incurred by the Executive for ongoing monthly dues payable in connection with the Executive's membership in such clubs.

(f)      EXECUTIVE RELOCATION ALLOWANCE

         (i) The Executive shall be entitled to reimbursement of customary moving and transportation expenses in connection with the Executive's relocation to Dallas, Texas. Additionally, EmCare will reimburse Executive for the reasonable expenses incurred by the Executive or his spouse in taking one trip to West Beach, Florida every 4 weeks until the earlier of (x) the sale of Executive's home in West Palm Beach, Florida or (y) December 1, 2003, and EmCare shall reimburse the Executive for ordinary and reasonable closing costs (excluding realty fees) with respect to the sale of his home in West Palm Beach, Florida if such sale occurs before March 31, 2004. The Executive shall be entitled to a gross-up payment in such amount as is necessary to cover the Executive's federal, state and local income tax exposure resulting from the payments described in this paragraph (f)(i).

         (ii) The Executive shall be entitled to be reimbursed for temporary housing accommodations. EmCare shall reimburse the executive for a period of six (6) months, up to a maximum of Ten Thousand Dollars ($10,000). In addition the Executive shall be entitled to receive the equivalent of one month salary for housing support expenses upon sale of existing home, and/or purchase of a home in the Greater Dallas area, or the execution of a long term rental arrangement.

ARTICLE 6 -- TERMINATION OF EMPLOYMENT

(a) Notwithstanding the provisions of Article 2 of this Agreement, the parties understand and agree that this Agreement and the Executive's employment hereunder may be terminated in the following manner in the specified circumstances:

         (i) By the Executive, at any time, for any reason, on the giving of 90 days' written notice to EmCare. EmCare may waive notice, in whole or in part, upon immediate payment to the Executive of the Executive's Base Salary for such portion of the 90-day notice period as is waived by EmCare.

         (ii)     By EmCare, without any notice or pay, for Cause.

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         (iii)    By EmCare, in its absolute discretion and for any reason,
                  without Cause. Upon such termination, EmCare shall, (A) continue to pay the Executive his Base Salary in effect at the time of such termination for a period of Twelve (12) months following such termination, if the Executive has been employed for a period between the Effective date of this Agreement and three (3) years. If the Executive is terminated pursuant to section (iii) and has been employed for a period of greater than three years from the Effective date of the Agreement then the Executive shall continue to receive his Base Salary in effective for a period of Twenty-four (24) months (B) pay the Executive a monthly amount equal to one-twelfth of the Executive's target bonus in effect at the time of the Executive's termination, (C) if such termination is prior to a Sale of EmCare or an IPO of EmCare Stock pay the Executive an amount equal to 2% of the amount by which the enterprise value of EmCare at the time of such termination (as determined by an independent third party appraiser utilizing principles and analysis substantially similar to those used by Miller Buckfire Lewis & Co., LLC in its valuation of EmCare in 2002) exceeds $125 million and (E) continue to provide the --- Executive medical insurance, dental insurance and term life insurance during the appliciable termination period, or, if such benefits cannot be provided EmCare shall pay to the Executive an equivalent lump sum cash amount in lieu of such benefits.

         In order to receive the entitlement under paragraph 6(a)(iii), the Executive must undertake to sign a release in a form satisfactory to EmCare, fully releasing EmCare from further claims upon payment of the amounts stipulated herein. However, the form of release shall not require that the Executive give up any rights of indemnity which the Executive may have had as against EmCare for acts carried out by the Executive in the ordinary course EmCare's business.

(b) The Executive agrees that during employment pursuant to this Agreement and for twenty-four (24) months following termination without Cause of his employment and payment of the severance payment amount and benefit continuation as detailed in subparagraph (iii) of paragraph (a) of
         Article 6 (Termination of Employment), he will not solicit or accept business with respect to products competitive with those of EmCare from any of EmCare's customers, wherever situated, and he shall not either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit his name to be used by any business that competes with the then-existing business of EmCare, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of EmCare, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein.

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         For purposes of the obligations set out herein, the business of EmCare shall mean the provision of (a) critical care transportation services, non-emergency ambulance and transfer services and emergency response services and/or (b) emergency management services to hospital-based emergency departments and freestanding emergency clinics and (c) inpatient hospitalist services.

(c) The Executive further agrees that for a period of twenty-four (24) months following termination of employment, however caused, he will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, employee(s) of EmCare.

ARTICLE 7 -- AUTHORITY

(a) The Executive shall have, subject always to the general or specific instructions and directions of the Chief Executive Officer of EmCare, power and authority to manage and direct the business affairs of EmCare (except only the matters and duties as by law must be transacted or performed by the Board of LINC or by the shareholders of LINC or EmCare), including power and authority to enter into contracts, engagements or commitments of every nature or kind, in the name of and on behalf of EmCare, and to engage, employ and dismiss all managers and other employees and agents of EmCare, subject to the by-laws and charter documents and policies of EmCare.

(b) The Executive shall conform to all lawful instructions and directions given to him by the Chief Executive Officer of EmCare and obey and carry out the by-laws of EmCare.

ARTICLE 8 -- SERVICE

(a) The Executive, throughout the term of his employment, shall devote his full time and attention to the business and affairs of EmCare, and shall not undertake any other business or occupation or, unless approved by the Chief Executive Officer of EmCare, become either (i) an officer, employee or agent of any other company or firm which is a commercial venture or (ii) a director of more than two companies or firms which are commercial ventures; provided, however, that the Executive shall be entitled to maintain his ownership interest in BIDON Inc. and related corporations ("BIDON") and shall be entitled to attend the meetings of the principals of BIDON from time to time, provided that such ownership or attendance does not conflict with the Executive's duties and obligations hereunder.

(b) The Executive shall well and faithfully serve EmCare and use his best efforts to promote the interests thereof and shall not disclose any information he may acquire in relation to LINC's, EmCare's business, the private affairs or trade secrets of LINC or EmCare, techniques and concepts, and other confidential information concerning the business, operations or financing of LINC or EmCare, to any person other than the Chief Executive Officer of EmCare, or for any purposes other than those of LINC or EmCare, either during the term of his employment under this Agreement or after such term.

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ARTICLE 9 -- CHANGE IN CONTROL

(a) If a change in control (as defined in the Change in Control Agreement) occurs, except as otherwise provided in this Article 9, the rights and obligations of the Executive and shall be in accordance with the Change in Control Agreement attached as Appendix A.

(b) In order to receive the entitlement under this paragraph, the Executive must undertake to sign a release in a form satisfactory to EmCare, fully releasing EmCare from further claims upon payment of the amounts stipulated in Appendix A. However, the form of release shall not require that the Executive to give up any rights of indemnity which the Executive may have had as against EmCare for acts carried out by the Executive in the ordinary course of EmCare's business.

If a change in control occurs and Executive receives all payments under the Change in Control Agreement, the Executive hereby waives any rights he may have to any payments or other benefits under this Agreement, including any severance payments, provided that Executive shall remain entitled to the payment described in Section 4(d) hereof, subject to the requirements of the final paragraph of
Section 6(a) hereof.

ARTICLE 10 -- ASSIGNMENT OF RIGHTS

The rights which accrue to EmCare under this Agreement shall pass to their affiliates, successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner but flow to the Executive's estate and heirs.

ARTICLE 11 -- NOTICES

All notices and other communications required or permitted hereunder, or necessary or convenient in connection herewith, shall be in writing and shall be deemed to have been given when hand delivered, delivered by facsimile or mailed by registered mail as follows (provided that notice of change of address shall be deemed given only when received):

If to  EmCare to

    1717 Main Street
    Suite 5200
    Dallas, Texas 75201

Laidlaw Inc.

    55 Shuman Blvd
    Suite 400
    Naperville, Ill 60563

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If to the Executive, to:

Don S. Harvey
7762 Sandhill Ct.
West Palm Beach, FL 33412
or to such other names or addresses as EmCare or the Executive shall designate by notice to the other in the manner specified in this paragraph.

ARTICLE 12 -- LIABILITY INSURANCE

EmCare to, maintain the Executive's liability insurance in accordance with corporate policy and applicable law.

ARTICLE 13 -- INDEMNIFICATION

EmCare shall agree that if the Executive is made a party to any action, suit, proceeding or any other claim whatsoever, by reason of the fact that the Executive is or was a director, officer, employee or agent of EmCare, or is or was serving at the request of EmCare as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the basis of such claim is the Executive's alleged action in an official capacity while in service as a director, officer, employee or agent of EmCare, the Executive shall be indemnified and held harmless by EmCare to the fullest extent legally permitted or authorized by EmCare's certificate of incorporation or bylaws or resolutions of the board of directors of LINC or EmCare against all expenses, liability and loss, including, without limitation, legal fees, fines or penalties and amounts paid or to be paid in settlement, all as reasonably incurred by the Executive in connection therewith, and such indemnification shall continue as to the Executive even after the Executive has ceased to be a director, officer, employee or EmCare, and shall inure to the benefit of the Executive's heirs, executors and administrators.

ARTICLE 14 -- WITHHOLDING OF TAXES

EmCare shall withhold from any amounts payable under this Agreement all taxes as legally shall be required pursuant to applicable federal, state or local laws. EmCare shall not be obligated to compensate the Executive for the payment of such taxes.

ARTICLE 15 -- SEVERABILITY

If any provision of this Agreement or the application thereof to anyone, or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

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ARTICLE 16 -- ENTIRE AGREEMENT

This Agreement, including Appendix A hereto, constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by EmCare, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any previous agreement.

ARTICLE 17 -- AMENDMENT, WAIVER, ETC.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and EmCare. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

ARTICLE 18 -- HEADINGS

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

ARTICLE 19 -- COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

ARTICLE 20 -- GENDER AND NUMBER

Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular, the singular shall include the plural.

ARTICLE 21 -- GOVERNING LAW

This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Delaware.

                           [SIGNATURES ON NEXT PAGE.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of
April, 2003.

                                              EMCARE HOLDINGS, INC.

                                              BY: /S/ WILLIAM A. SANGER
                                              NAME: WILLIAM SANGER
                                              TITLE: CEO

                                              DON S. HARVEY

                                              /S/ D.S.HARVEY

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